Exhibit 99.1

Press release

Linde Appoints Sanjiv Lamba as Chief Operating Officer

Guildford, UK, October 26, 2020 – Linde plc (NYSE: LIN; FWB: LIN) today announced that its Board of Directors has appointed Mr. Sanjiv Lamba to serve as the company’s Chief Operating Officer effective January 1st, 2021. In this role, Mr. Lamba will be responsible for the regional operating segments of the Americas, APAC, and EMEA, as well as Linde Engineering, Lincare, and certain global functions, initiatives and businesses. Mr. Lamba will report directly to Linde’s CEO, Mr. Steve Angel, and relocate to Danbury, CT.

Prior to being named COO, Mr. Lamba served in several roles including EVP APAC, Head of Regional Business units – South & South East Asia and various financial roles during his 31 years with Linde.

Commenting on today’s announcement, Steve Angel said “Today’s announcement is a reflection of the confidence I and the Board have in Sanjiv’s ability to continue to drive Linde’s performance by leveraging digitalization initiatives across every aspect of our business and capitalizing on opportunities for future growth including healthcare, electronics, and clean energy. Please join me in congratulating Sanjiv on his new and important role”.

About Linde

Linde is a leading global industrial gases and engineering company with 2019 sales of $28 billion (€25 billion). We live our mission of making our world more productive every day by providing high-quality solutions, technologies and services which are making our customers more successful and helping to sustain and protect our planet.

The company serves a variety of end markets including chemicals & refining, food & beverage, electronics, healthcare, manufacturing and primary metals. Linde’s industrial gases are used in countless applications, from life-saving oxygen for hospitals to high-purity & specialty gases for electronics manufacturing, hydrogen for clean fuels and much more. Linde also delivers state-of-the-art gas processing solutions to support customer expansion, efficiency improvements and emissions reductions.

For more information about the company and its products and services, please visit www.linde.com.

Contacts:

Investor Relations Juan Pelaez Phone: +1 203 837 2213 Email: juan.pelaez@linde.com	Media Relations Anna Davies Phone: +44 1483 244705 Email: anna.davies@linde.com